CERTIFICATE OF INCORPORATION
OF
PINPOINT RECOVERY SOLUTIONS CORP.

(Pursuant to Section 101 and 102 of the General Corporation Law of the State of Delaware)

THE UNDERSIGNED, in order to form a corporation Pursuant to Section 101 and 102 of the General Corporation Law of the State of Delaware, does hereby certify as follows

FIRST. The name of the corporation is Pinpoint Recovery Solutions Corp. (hereinafter sometimes referred to as the "Corporation").

SECOND. The registered office of the Corporation is 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company in the county of New Castle.

THIRD. The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law ("GCL").

FOURTH. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation (the "Board of Directors"), and the directors need not be elected by ballot unless required by the bylaws of the Corporation.

FIFTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 16,000,000, of which 15,000,000 shares shall be Common Stock, par value of $.001 per share, and 1,000,000 shares shall be Preferred Stock, par value of $.001 per share.

A. Preferred Stock. The Board of Directors of the Corporation is authorized, subject to the limitations prescribed by law and subject to the limitations prescribed in this subsection (A), to provide for the issuance of the Preferred Stock in series, to establish the number to be included in each series and to fix the designation and the relative rights, preferences and limitations of the Preferred Stock of each series The authority of the Board of Directors with respect to each series shall include, but shall not be limited to, determination of the following:

1. The number of shares of Preferred Stock constituting that series and the distinctive designation of that series.

2. The dividend rate on the Preferred Stock of that series and whether dividends shall be cumulative and, if so, from which date or dates.

3. Whether the Preferred Stock of that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights.

4. Whether the Preferred Stock of that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including, without limiting the generality thereof, provisions for adjustments of the conversion rate in such events as the Board of Directors shall determine.

5. Whether the Preferred Stock of that series shall be redeemable and if so, the terms and conditions of such redemption, including without limiting the generality thereof, the date or dates upon or after which such Preferred Stock shall be redeemable and the amount per share payable in the event of redemption, which amount may vary under different conditions and at different redemption dates.

6. The rights of the Preferred Stock of that series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, provided, however, that such Preferred Stock shall be entitled to be paid, or have set apart for payment, not less than $0.001 per share before the shares of stock of any other class shall be entitled to be paid, or have set apart for payment, any amount.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, amend and repeal the bylaws of the Corporation.

SEVENTH. Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, whether the basis of such action, suit or proceeding is any alleged action in an official capacity as director, officer or representative or in any other capacity while serving as a director, officer or representative, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL, as the same exists or may hereafter be amended, against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith; provided, however, that the Corporation shall indemnify any such person in connection with any action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Board of Directors. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any action, suit or proceeding in advance of its final disposition upon delivery to the Corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced unless it should be determined ultimately that such person is entitled to be indemnified under this Article SEVENTH or otherwise. The lights conferred by this Article SEVENTH shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

EIGHTH. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation law, (c) under Section 174 of the GCL, or (d) for any transaction from which the director derived an improper personal benefit, it being the intention of this Article EIGHTH that a director of the Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, not be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director.

NINTH. The name and mailing address of the sole incorporator is as follows:

Name	Address
Jonathan D. Weiner	Katten Muchin Rosenman LLP 575 Madison Avenue New York, Now York 10022

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IN WITNESS WHEREOF, I have hereunto signed my name and affirm, under the penalties of perjury, that this Certificate is my act and deed and that the facts stated herein are true this 4th day of December, 2006.

/s/ Jonathan D. Weiner
Jonathan D. Weiner, Sole Incorporator